The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated January 21, 2015
PROSPECTUS Dated November 19, 2014	Pricing Supplement No. 106 to
PROSPECTUS SUPPLEMENT Dated November 19, 2014	Registration Statement No. 333-200365
Dated January , 2015
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Outperformance Securities due January 26, 2018
Based on the Performance of the S&P GSCI™ Crude Oil Index - Excess Return Relative to the February 2018 West Texas Intermediate Light Sweet Crude Oil Futures Contract
Principal at Risk Securities
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, at maturity, the securities will pay an amount based on the relative performance of two underliers that both reference West Texas Intermediate light sweet crude oil (“WTI”). The securities will result in a positive return at maturity if the S&P GSCI™ Crude Oil Index - Excess Return, which represents the return of a portfolio of front-month WTI futures contracts and which we refer to as the underlying index, outperforms the February 2018 WTI futures contract, which we refer to as the underlying futures contract. If the underlying index underperforms the underlying futures contract, you will receive a negative return on your investment. The return on the securities will be based on 50% of the relative performance between the underlying index and the underlying futures contract. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.  As both underliers reference WTI, the securities are for investors who believe that the way the underlying index is constructed and calculated will result in a better performance than the underlying futures contract, and who are willing to risk their principal and forgo current income in exchange for a return based on 50% the relative performance between the underlying index and the underlying futures contract. In calculating the index percent change and the contract percent change, we use 98.5% of the initial index value and 101.5% of the initial contract price in the numerator of the respective formula. However, this benefit is reduced by the participation rate of 50%. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•
At maturity, you will receive an amount of cash per security equal to: $1,000 + ($1,000 × participation rate × outperformance return). The outperformance return can be positive, zero or negative. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

•	The participation rate is equal to 50%.
•	The outperformance return will equal the index percent change minus the contract percent change.
•	The index percent change will equal: [final index value – (98.5% × initial index value)] / initial index value
•	The contract percent change will equal: [final contract price – (101.5% × initial contract price)] / initial contract price, provided that the contract percent change will not be greater than 101.5%.
•
The initial index value will equal the index closing value on January 21, 2015, which is the day we price the securities for initial sale to the public, which we refer to as the pricing date, subject to adjustment for non-index business days and certain market disruption events.

•
The final index value will equal the index closing value on January 19, 2018, which we refer to as the valuation date, subject to adjustment for non-index business days and certain market disruption events.

•	The index closing value on any index business day will equal the official settlement price of the underlying index as published by the index publisher.
•	The initial contract price will equal the contract price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
•	The final contract price will equal the contract price on the valuation date, subject to adjustment for non-trading days and certain market disruption events.
•
The contract price on any trading day will equal the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the relevant exchange of the February 2018 futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date.

•	Investing in the securities is not equivalent to investing directly in the underlying index or the underlying futures contract.
•	The securities will not be listed on any securities exchange.
•	The estimated value of the securities on the pricing date is approximately $970.10 per security, or within $15.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-3.
•	The CUSIP number for the securities is 61762GCX0. The ISIN for the securities is US61762GCX07.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions and Fees(1)	Proceeds to Issuer (2)
Per Security	$1,000	$	$
Total	$	$	$

(1)
Selected dealers and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $   for each security they sell. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of Securities—Use of Proceeds and Hedging” beginning on PS-34.
The Agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply the securities:

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley. The securities are for investors who believe that the way the underlying index is constructed and calculated will result in a better performance than the underlying futures contract, and who are willing to risk their principal and forgo current income in exchange for a return based on 50% the relative performance between the underlying index and the underlying futures contract. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Outperformance Securities due January 26, 2018 Based on the Performance of the S&P GSCI™ Crude Oil Index - Excess Return Relative to the February 2018 West Texas Intermediate Light Sweet Crude Oil Futures Contract, which we refer to as the securities. The stated principal amount and issue price of each security is $1,000.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $970.10, or within $15.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprises both a debt component and a performance-based component linked to the underlying index and the underlying futures contract. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index and the underlying futures contract, instruments based on the underlying index and the underlying futures contract, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the formulas used to determine the index percent change and the contract percent change, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index and the underlying futures contract, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index and the underlying futures contract, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

The securities do not guarantee repayment of any principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any of the principal at maturity. If the underlying index underperforms the underlying futures contract, we will pay to you an amount in cash per security that is less than the $1,000 stated principal amount of each security by an amount proportionate to the negative outperformance return. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

The securities offer a payment at maturity based on whether the underlying index outperforms the underlying futures contract
The securities offer a payment at maturity based on the performance of the S&P GSCI™ Crude Oil Index - Excess Return relative to the performance of the February 2018 WTI futures contract. Both underliers reference WTI.

The S&P GSCI™ Crude Oil Index—Excess Return is a sub-index of the S&P GSCITM-ER. It represents only the crude oil component of the S&P GSCITM-ER, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC. The S&P GSCI™ Crude Oil Index Excess Return represents the return of a portfolio of the WTI futures contracts and references the front-month WTI futures contract (i.e., the WTI futures contract generally closest to expiration) traded on the New York Mercantile Exchange.

The underlying futures contract is a single February 2018 WTI futures contract.

The securities therefore offer exposure to the performance of an index that represents the return of a portfolio of front-month WTI futures contracts relative to the performance of a single February 2018 WTI futures contract. The performance of the underlying index may strongly correlate with the performance of the underlying futures contract. As a result, changes in the underlying index may be offset or entirely negated by corresponding changes in the underlying futures contract. The underlying index may underperform the underlying futures contract as a result of negative roll yields which will be reflected in the index closing value. See “Risk Factors—The payment at maturity is based on the performance of the underlying index, which references the front-month WTI futures contract, relative to the performance of the underlying futures contract, which is a single February 2018 WTI futures contract.”

Payment at maturity depends on the final index value and the final contract price
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the performance of the underlying index relative to the performance of the underlying futures contract equal to:

$1,000 + ($1,000 × participation rate × outperformance return) where,

participation rate	=	50%
outperformance return	=	index percent change – contract percent change

index percent change	=	final index value – (98.5% × initial index value)
initial index value
contract percent change	=	final contract price – (101.5% × initial contract price)
initial contract price
, provided that the contract percent change will not be greater than 101.5%
initial index value	=	, which is the index closing value on January 21, 2015, which we refer to as the pricing date, subject to adjustment for non-index business days and certain market disruption events
final index value	=	the index closing value on January 19, 2018, which we refer to as the valuation date, subject to adjustment for non-index business days and certain market disruption events
initial contract price	=	the contract price for the underlying futures contract on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
final contract price =	=	the contract price for the underlying futures contract on the valuation date, subject to adjustment for non-trading days and certain market disruption events.

The index closing value on any index business day, including the valuation date, for the underlying index will equal the official settlement price of the underlying index as published by the index publisher on such date.

The contract price on any trading day, including the valuation date, for the underlying futures contract will equal the official settlement price per barrel of WTI on the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”) of the February 2018 WTI futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date.

Investing in the securities is not equivalent to investing directly in the underlying index or the underlying futures contract.
There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.
All payments on the securities are subject to the credit risk of Morgan Stanley.

You can review the historical prices of the underlying index from January 1, 2010 through January 16, 2015 and the historical prices of the underlying futures contract from November 17, 2012 through January 16, 2015 in the sections of this pricing supplement called “Description of Securities—Historical Information” starting on PS-31. You cannot predict the future performance of the underlying index or the underlying futures contract based upon their historical performance.

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for us. The calculation agent will determine the initial index value, the initial contract price, the final index value, the final contract price, the index percent change, the contract percent change, the outperformance return and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the payment, if any, that you will receive at maturity.
Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. LLC, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are unsecured debt securities issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 19, 2014 and prospectus dated November 19, 2014. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Securities —United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following hypothetical examples illustrate how to calculate the payment at maturity and demonstrate the effect of the relative performance of the underlying index and the underlying futures contract on your investment return. The following examples are for illustrative purposes only. The examples are based on the following hypothetical terms (the actual initial index value and the actual initial commodity price will be determined on the pricing date):

•	Stated principal amount per security:	$1,000
•	Participation rate:	50%
•	Hypothetical initial index value:	250
•	98.5% × hypothetical initial index value:	246.25
•	Hypothetical initial contract price:	$60
•	101.5% × hypothetical initial contract price:	$60.90

	Example 1	Example 2	Example 3	Example 4	Example 5
Final index value:	275	225	300	300	125
Index percent change	(275 – 246.25) /250 = 11.5%	(225 – 246.25) /250 = -8.5%	(300 – 246.25) /250 = 21.5%	(300 – 246.25) /250 = 21.5%	(125 – 246.25) /250 = -48.5%
Final contract price:	$63	$51	$54	$90	$150
Contract percent change:	($63- $60.90) /$60 = 3.5%	($51- $60.90) /$60 = -16.5%	($54- $60.90) /$60 = - 11.5%	($90- $60.90) /$60 = 48.5%	($150- $60.90) /$60, subject to the maximum contract percent change of 101.5% = 101.5%
Outperformance Return:	50% × (11.5% - 3.5%) = 4%	50% × (-8.5% -(-16.5)) = 4%	50% × (21.5% - (-11.5%)) = 16.5%	50% × (21.5% - 48.5%) = -13.5%	50% × (-48.5% - 101.5%) = -75%
Payment at Maturity:	$1,040	$1,040	$1,165	$865	$250
Return on the Securities	4%	4%	16.5%	-13.5%	-75%

In Example 1, both the underlying index and the underlying futures contract increase over the term of the securities. The index percent change is 11.5% and the contract percent change is 3.5%, resulting in an outperformance of 4% (representing 50% of the difference between the index percent change and the contract percent change). The payment at maturity is therefore $1,040, which represents a 4% return on the securities.

In Example 2, both the underlying index and the underlying futures contract decrease over the term of the securities. The index percent change is -8.5% and the contract percent change is -16.5%, resulting in an outperformance of 4% (representing 50% of the difference between the index percent change and the contract percent change). The payment at maturity is therefore $1,040, which represents a 4% return on the securities.

Accordingly, even though the underlying index has decreased over the term of the securities, it has still outperformed the underlying futures contract and as such, you will receive a positive return on your investment.

In Example 3, the index percent change is 21.5% and the contract percent change is -11.5%, giving an outperformance return of 16.5% (representing 50% of the difference between the index percent change and the contract percent change). The payment at maturity is therefore $1,165, which represents a 16.5% return on the securities.

In Example 4, the index percent change is 21.5% and the contract percent change is 48.5%, giving an outperformance return of -13.5% (representing 50% of the difference between the index percent change and the contract percent change). Because the underlying index has underperformed relative to the underlying futures contract, the payment at maturity is therefore $865, which represents a –13.5% return on the securities.

Accordingly, even though the underlying index has increased over the term of the securities, it has underperformed the underlying futures contract and as such, you will receive a payment at maturity which is less than the $1,000 stated principal amount by an amount proportionate to 50% of the negative outperformance return.

In Example 5, the index percent change is -48.5%. The underlying futures contract has increased by 150% to $150 and therefore the contract percent change equals the maximum contract percent change of 101.5%. The outperformance return is therefore equal to –75% (representing 50% of the difference between the index percent change and the contract percent change). The payment at maturity is therefore $250, which represents a 75% loss on the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity. Investing in the securities is not equivalent to directly investing in the futures contracts referenced by the underlying index or the underlying futures contract. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee a return of any principal at maturity
The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee to pay you any of the principal amount of the securities at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the performance of the underlying index relative to the performance of the underlying futures contract. If the underlying index underperforms the underlying futures contract, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount by an amount proportionate to the negative outperformance return. There is no minimum payment at maturity. Accordingly, you could lose your entire investment in the securities.  See “Hypothetical Payouts on the Securities at Maturity” on PS-7.

The payment at maturity is based on the performance of the underlying index, which references the front-month WTI futures contract, relative to the performance of the underlying futures contract, which is a single February 2018 WTI futures contract

The payment at maturity is based on the performance of the underlying index relative to the performance of the underlying futures contract. Both underliers reference West Texas Intermediate light sweet crude oil. If the underlying index underperforms the underlying futures contract, you will lose some or all of your money on your investment even if the underlying index has increased over the term of the securities.  In addition, price movements in either the underlying index or the underlying futures contract will affect the payment at maturity and a decrease in the underlying index combined with an increase in the underlying futures contract will amplify the underperformance and, consequently, the loss on the securities at maturity.

The underlying index represents the return of a portfolio of WTI futures contracts and references the front-month WTI futures contract (i.e., the WTI futures contract generally closest to expiration) traded on the New York Mercantile Exchange, whereas the underlying futures contract is a single February 2018 WTI futures contract. The performance of the underlying index may strongly correlate with the performance of the underlying futures contract. As a result, changes in the underlying index may be offset or entirely negated by corresponding changes in the underlying futures contract. For example, the underlying index may underperform the underlying futures contract as a result of negative roll yields which will be reflected in the index closing value (see “—Higher future prices of the index commodity relative to its current prices may adversely affect the value of the underlying index and the value of the securities” below).

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The amount payable on the securities is not linked to the value of the underlying index or the underlying futures contract at any time other than the valuation date
The final index value and the final contract price will be based on the index closing value and the contract price on the valuation date, respectively, subject to adjustment for non-index business days, non-trading days and certain market disruption events. Even if the underlying index outperforms the underlying futures contract prior to the valuation date but then the outperformance return is lower or becomes negative on the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index and the price of the underlying futures contract prior to such drop. Although the actual value of the underlying index and the actual price of the underlying futures contract on the stated maturity date or at other times during the term of the securities may be higher or lower than the final index value and the final contract price, respectively, the payment at maturity will be based solely on the index closing value and the contract price on the valuation date.

The market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•       the value of the underlying index, the price of the futures contracts referenced by the underlying index and the price of the underlying futures contract, and the volatility (frequency and magnitude of changes in price) of such value and prices;

•       trends of supply and demand for the futures contracts referenced by the underlying index and for the underlying futures contract at any time, as well as the effects of speculation or any government actions that could affect the markets for those futures contracts;

• interest and yield rates in the market;

•       geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the futures contracts referenced by the underlying index, the underlying futures contract or commodities markets generally and which may affect the value of the underlying index and/or the price of the underlying futures contract;

• the time remaining until the maturity of the securities; and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the underlying index is underperforming the underlying futures contract or it is believed to be likely to do so in light of the then current value of the underlying index and the then current price of the underlying futures contract.

You cannot predict the future performance of the underlying index or the underlying futures contract based on their respective historical performances. There can be no assurance that you will not suffer a loss on your initial investment in the securities.

Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI may change unpredictably and affect the value of the securities in unforeseen ways
Investments, such as the securities, linked to the price of a single commodity, such as WTI futures contracts, are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI futures contracts may be more volatile than world crude oil prices generally.

Higher future prices of WTI relative to its current prices may adversely affect the value of the underlying index and the value of the securities
The S&P GSCITM–ER, on which the underlying index is based, is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the underlying index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  However, the WTI futures contracts referenced by the underlying index may trade in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the crude oil markets generally results in negative “roll yields.” The underlying index may underperform the underlying futures contract as a result of negative roll yields and investors may suffer a loss on their investment in the securities.

An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities
The securities have returns based on the change in price of futures contracts referenced by the underlying index and price of the underlying futures contract, not the change in the spot price of actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

Suspension or disruptions of market trading in WTI futures contracts may adversely affect the value of the securities
The futures market for WTI is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, the contracts are listed on the NYMEX. NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price. The current maximum daily price fluctuation for futures contracts of WTI is $10 per barrel for any particular month of delivery. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $10 per barrel in either direction after each successive five-minute trading halt. There are no maximum price fluctuation limits during any one trading session. Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of WTI futures contracts and, therefore, the value of the securities.

Investing in the securities is not equivalent to investing in the futures contracts referenced by the underlying index or the underlying futures contract
By purchasing the securities, you do not purchase any entitlement to the futures contracts referenced by the underlying index or the underlying futures contract. Furthermore, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to any futures contracts referenced by the underlying index or the underlying futures contract.

Legal and regulatory changes could adversely affect the return on and value of the securities
Futures contracts and options on futures contracts, including those referenced by the underlying index and the underlying futures contract, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

The underlying index may in the future include contracts that are not traded on regulated futures exchanges.
The underlying index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the underlying index continues to be composed exclusively of regulated futures contracts. However, the underlying index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the underlying index may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Adjustments to the underlying index could adversely affect the value of the securities.
The publisher of the underlying index may add, delete or substitute the commodity contracts constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. Any of these actions could adversely affect the value of the securities. Where the underlying index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index and the underlying futures contract), including trading in the futures contracts referenced by the underlying index and the underlying futures contract, and possibly in other instruments related to WTI futures contracts. Some of our subsidiaries also trade WTI futures contracts and other financial instruments related to WTI futures contracts on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and/or decrease the initial contract price and, as a result, could adversely affect the values at which the underlying index and the underlying futures contract must be on the valuation date so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying index and the price of the underlying futures contract, including their performance relative to each other, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index and the underlying futures contract, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG will determine the initial index value, the initial contract price, the final index value, the final contract price, the index percent change, the contract percent change, the outperformance return and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of any index closing value or contract price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Payment at Maturity,” “—Initial Index Value,” “—Final Index Value,” “—Index Closing Value,” “—Initial Contract Price,” “—Final Contract Price,” “—Contract Price,” “—Index Percent Change,” “—Contract Percent Change,” “—Outperformance Return,” “—Valuation Date,” “—Index Business Day,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” and “—Alternate Exchange Calculation in Case of an Event of Default” in this document. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

The U.S. federal income	There is no direct legal authority as to the proper treatment of the securities for U.S.

tax consequences of an investment in the securities are uncertain	federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement. Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of our Outperformance Securities due January 26, 2018 Based on the Performance of the S&P GSCI™ Crude Oil Index - Excess Return Relative to the February 2018 West Texas Intermediate Light Sweet Crude Oil Futures Contract. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$
Pricing Date	January 21, 2015
Original Issue Date (Settlement Date)	January 28, 2015 (5 Business Days after the Pricing Date)
Maturity Date	January 26, 2018, subject to postponement if the Valuation Date is postponed in accordance with the definition thereof.

If, due to a Market Disruption Event or otherwise, the Valuation Date with respect to either the Underlying Index or the Underlying Futures Contract is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed. See “––Valuation Date” below.

Interest Rate	None
Specified Currency	U.S. dollars
Stated Principal Amount	$1,000 per Security
Original Issue Price	$1,000 per Security
CUSIP Number	61762GCX0
ISIN Number	US61762GCX07
Denominations	$1,000 and integral multiples thereof
Underlying Index	S&P GSCI™ Crude Oil Index – Excess Return (the “Index”). For more information on the Underlying Index, see “––The S&P GSCI™ Crude Oil Index - Excess Return” below.
Index Publisher	S&P Dow Jones Indices LLC (“S&P”) and any successor publisher thereof.
Underlying Futures Contract	The February 2018 West Texas Intermediate light sweet crude oil (“WTI”) Futures Contract
Payment at Maturity
At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:

$1,000 + ($1,000 × Participation Rate × Outperformance Return)
We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust

Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Participation Rate	50%
Outperformance Return	The Index Percent Change minus the Contract Percent Change
Index Percent Change
A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value minus 98.5% of the Initial Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Percent Change	=	Final Index Value – (98.5% × Initial Index Value)
Initial Index Value

Contract Percent Change
A fraction, as determined by the Calculation Agent, the numerator of which is the Final Contract Price minus 101.5% of the Initial Contract Price and the denominator of which is the Initial Contract Price, as described by the following formula:

Contract Percent Change	=	Final Contract Price – (101.5% × Initial Contract Price)
Initial Contract Price

, provided that the Contract Percent Change shall not be greater than 101.5%.

Initial Index Value
         , which is the Index Closing Value on the Pricing Date, provided that if the Pricing Date is not an Index Business Day or if a Market Disruption Event occurs on that date with respect to the Underlying Index or one or more commodity contracts underlying the Underlying Index (each, an “index contract”), the Initial Index Value will be determined in accordance with the relevant mechanics described under “––Valuation Date” below.

If the Initial Index Value as finally published by the Index Publisher, as determined by the Calculation Agent, differs from the Initial Index Value specified in this pricing supplement, we will include the definitive Initial Index Value in an amended pricing supplement.

Final Index Value	The Index Closing Value on the Valuation Date, as determined by the Calculation Agent.

Index Closing Value	On any Index Business Day, the official settlement price of the Underlying Index, as published by the Index Publisher on such day.

Reuters and various other third party sources may report the official settlement price of the Underlying Index. If any such reported price differs from that as determined by the Index Publisher, the official settlement price published by such Index Publisher will prevail.

Initial Contract Price
The Contract Price on the Pricing Date, provided that if the Pricing Date is not a Trading Day with respect to the Underlying Futures Contract or if a Market Disruption Event occurs on that date with respect to the Underlying Futures Contract, the Initial Contract Price will be determined in accordance with the relevant mechanics described under “––Valuation Date” below.

If the Initial Contract Price as finally published by the Relevant Exchange differs from the relevant Initial Contract Price specified in this pricing supplement, we will include the definitive Initial Contract Price in an amended pricing supplement.

Final Contract Price	The Contract Price on the Valuation Date.
Contract Price
The Contract Price on any Trading Day will be determined by the Calculation Agent and will equal the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the Relevant Exchange of the February 2018 futures contract, stated in U.S. dollars, as made public by the Relevant Exchange on such date.

Reuters, Bloomberg and various other third party sources may report prices of the Underlying Futures Contract. If any such reported price differs from that as published by the Relevant Exchange for the Underlying Futures Contract, the price as published by such Relevant Exchange will prevail.

Relevant Exchange
With respect to either the Underlying Futures Contract or any index contract, Relevant Exchange means the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”) or, if the NYMEX Division is no longer the principal exchange or trading market for the relevant futures contract, such exchange or principal trading market for such futures contract that serves as the source of prices for such futures contract.

Valuation Date	January 19, 2018, subject to postponement for non-Index Business Days, non-Trading Days and certain Market Disruption Events as described below.

(i) If the scheduled Valuation Date is not an Index Business Day, the Valuation Date solely for the Underlying Index shall be postponed and the Final Index Value shall be determined on the next succeeding Index Business Day; provided that if a Market Disruption Event with respect to the Underlying Index or an index contract occurs on the scheduled Valuation Date, the Final Index

Value will be determined in accordance with the next succeeding paragraph.
If a Market Disruption Event with respect to the Underlying Index or any index contract occurs on the scheduled Valuation Date, the Calculation Agent will calculate the Index Closing Value for the Valuation Date using (i) for each index contract that did not suffer a Market Disruption Event on the scheduled Valuation Date, the official settlement price of such index contract on such date and (ii) for each index contract that did suffer a Market Disruption Event on such date, the official settlement price of such index contract on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to such index contract; provided that, if a Market Disruption Event has occurred with respect to such index contract on each of the three consecutive Trading Days immediately succeeding the scheduled Valuation Date, the Calculation Agent will determine the price of such index contract for the Valuation Date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the price of the relevant index contract for the Valuation Date will be the arithmetic mean of such quotations. Quotations of Morgan Stanley & Co. LLC (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotes obtained. If fewer than three quotations are provided as requested, the price of the relevant index contract for the Valuation Date will be determined by the Calculation Agent in its sole discretion (acting in good faith) taking into account any information that it deems relevant. In calculating the Index Closing Value in the circumstances described in this paragraph, the Calculation Agent will use the formula for calculating the Underlying Index last in effect prior to the occurrence of a Market Disruption Event.

(ii) If the scheduled Valuation Date is not a Trading Day with respect to the Underlying Futures Contract or if a Market Disruption Event occurs on the scheduled Valuation Date, the Valuation Date solely for the Underlying Futures Contract will be postponed and the Final Contract Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs; provided that if a Market Disruption Event has occurred on each of the three consecutive Trading Days immediately succeeding the scheduled Valuation Date, the Calculation Agent will determine the Final Contract Price on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the Final Contract Price will be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, such Final Contract Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index Business Day
Index Business Day means, with respect to the Underlying Index, a day, as determined by the Calculation Agent, on which the official settlement price of the Underlying Index is scheduled to be published by the Index Publisher or its successor.

Trading Day
Trading Day means, with respect to an index contract or the Underlying Futures Contract, a day, as determined by the Calculation Agent, on which the Relevant Exchange for such futures contract is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Security or
Certificated Security
Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York Mellon, a New York banking corporation
Agent	MS & Co.
Calculation Agent	Morgan Stanley Capital Group Inc. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value, the Initial Contract Price, the Final Contract Price, the Index Percent Change, the Contract Percent Change, the Outperformance Return and whether a Market Disruption Event has occurred. See “—Market Disruption Event” below. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event means (i) with respect to the Underlying Index, any of a Price Source Disruption, a Disappearance of a Commodity Reference Price, a Material Change in Formula or Material Change in Content and (ii) with respect to an index contract or the Underlying Futures Contract, any of a Price Source Disruption, a Disappearance of Commodity Reference Price, a Trading Disruption or a Tax Disruption, in each case as determined by the Calculation Agent.

Price Source Disruption
Price Source Disruption means (a) with respect to the Underlying Index, either (i) the temporary failure of the Index Publisher to announce or publish the official settlement price of the Underlying Index (or the price of any Successor Index, if applicable), or the information necessary for determining such price (or the price of any Successor Index, if applicable) or (ii) the temporary discontinuance or unavailability of such index, and (b) with respect to any index contract or the Underlying Futures Contract, the temporary or permanent failure of any Relevant Exchange to announce or publish the official settlement price of such futures contract.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means (a) with respect to the Underlying Index, the disappearance or permanent discontinuance or unavailability of the official settlement price of such Underlying Index, notwithstanding the availability of the price source or the status of trading in the relevant index contracts, and (b) with respect to any index contract or the Underlying Futures Contract, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such futures contract on the Relevant Exchange for such futures contract or (ii) the disappearance of, or of trading in, such futures contract. For purposes of this definition, a discontinuance of publication of an Underlying Index shall not be a Disappearance of Commodity Reference Price if the Calculation Agent has selected a Successor Index in accordance with “––Discontinuance of the Underlying Index; Alteration of Method of Calculation” below.

Material Change in Formula
Material Change in Formula means, with respect to the Underlying Index, the occurrence since the Pricing Date of a material change in the formula for, or the method of calculating, the Index Closing Value.

Material Change in Content	Material Change in Content means, with respect to the Underlying Index, the occurrence since the Pricing Date of a material change in the content, composition or constitution of the Underlying Index.
Trading Disruption
Trading Disruption means, with respect to an index contract or the Underlying Futures Contract, the material suspension of, or material limitation imposed on, trading in such futures contract on the Relevant Exchange for such futures contract.

Tax Disruption
Tax Disruption means, with respect to an index contract or the Underlying Futures Contract, the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such futures contract (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the price of such futures contract on any Trading Day from what it would have been without that imposition, change or removal.

Discontinuance of the Underlying Index;
Alteration of Method of Calculation
If, following the Original Issue Date, the Index Publisher discontinues publication of the Underlying Index and the Index Publisher or another entity (including MSCG or MS & Co.) publishes a successor or substitute index that MSCG, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Index Business Day that any Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following the Original Issue Date, the Index Publisher ceases to publish the Underlying Index and no other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts as in effect immediately prior to such cessation, then the Index Closing Value will be calculated by the Calculation Agent in accordance with the formula used to calculate the Underlying Index and composition of the futures contracts of the Underlying Index on the last day on which the Underlying Index was published.

If the Index Publisher changes its method of calculating the Underlying Index in any material respect that the Calculation Agent determines, in its sole discretion, not to be a Material Change in Formula, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Underlying Index as if such changes or modifications had not been made and calculate any Index Closing Value in accordance with such adjustments. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

• the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus
• the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

• no quotation of the kind referred to above is obtained, or

• every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

• A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

• P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

The S&P GSCITM-Crude Oil
Index – Excess Return
We have derived all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the S&P. The Index was developed, and is calculated, maintained and published by S&P.

The Underlying Index is a sub-index of the S&P GSCITM-ER. It represents only the crude oil component of the S&P GSCITM-ER. The Underlying Index references the front-month WTI futures contract traded on the New York Mercantile Exchange. The Underlying Index provides investors with a publicly available benchmark for investment performance in the crude oil commodity markets. The Underlying Index is an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index (which, in the case of the Underlying Index, are the designated WTI futures contracts). The value of the Underlying Index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to the crude oil futures contracts included in the Underlying Index; and (ii) the Underlying Index has a separate normalizing constant.

The S&P GSCITM-ER

The S&P GSCITM-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The S&P GSCITM-ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCITM (discussed below).

Value of the S&P GSCITM-ER

The value of the S&P GSCI™-ER on any given day is equal to the product of (i) the value of the S&P GSCI™-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made. The value of the S&P GSCI™-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI™, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI™ on the preceding day, minus one.

The total dollar weight of the S&P GSCI™ is the sum of the dollar weight of each of its underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. Eastern time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI™ calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the S&P GSCI™ is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI™ also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI™ is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., Eastern time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The S&P GSCITM

The S&P GSCI™ is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCI™ is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Committee and the Commodity Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCI™, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCI™. The methodology for determining the composition and weighting of the S&P GSCI™ and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™, as described below. S&P makes the official calculations of the S&P GSCI™.

The Index Committee established by S&P to assist it in connection with the operation of the S&P GSCI™ generally meets once each year to discuss the composition of the S&P GSCI™. The Commodity Index Advisory Panel has an advisory role and cannot bind the Index Committee to any changes. The Commodity Index Advisory Panel meets at least annually to discuss market developments and potential changes to the S&P GSCI™.

On July 2, 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, launched a new joint venture, S&P Dow Jones Indices LLC, which owns the S&P Indices business and the Dow Jones Indexes business, including the S&P GSCI™ Indices.

Composition of the S&P GSCI™

In order to be included in the S&P GSCI™ a contract must satisfy the following eligibility criteria:

• The contract must be in respect of a physical commodity and not a financial commodity.
•  The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCI™ that, at any given point in time, will be involved in rolls to be effected pursuant to the S&P GSCI™.

•  The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

•  The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™.

•  At and after the time a contract is included in the S&P GSCI™, the daily contract reference price for such contract must be published between 10:00 AM. and 4:00 P.M., Eastern time, on each business day relating to such contract by the trading facility on or through which it is traded.

•  For a contract to be eligible for inclusion in the S&P GSCI™, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

• Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCI™.
•  The contracts currently included in the S&P GSCI™ are all futures contracts traded on the NYMEX, the ICE Futures, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange,

Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the LME.
Calculation of the S&P GSCI™
The value of the S&P GSCI™ on any given day is equal to the total dollar weight of the S&P GSCI™ divided by a normalizing constant that assures the continuity of the S&P GSCI™ over time.
Contract Expirations

Because the S&P GSCI™ is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.”  The contract expirations included in the S&P GSCI™ for each commodity during a given year are designated by S&P, provided that each such contract must be an “active contract.”  An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI™ will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI™.

License Agreement between S&P
and Morgan Stanley
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Underlying Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities. The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Underlying Index to track general agricultural commodity market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the Underlying Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the Underlying Index which is determined, composed and calculated by S&P without regard to the Licensee or the Securities. S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the Underlying Index. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The Securities have not been passed on by the Corporations as to their legality or suitability. The Securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

Historical Information
The following tables set forth (i) the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Underlying Index for each quarter in the period from January 1, 2010 through January 16, 2015 and (ii) the published high and low daily Contract Prices of the Underlying Futures Contract, as well as the end-of-quarter prices of the Underlying Futures Contract, for each calendar quarter in the period from November 17, 2012 to January 16, 2015, respectively. The price of the Underlying Futures Contract prior to November 17, 2012 is not available. The graphs following the tables set forth the daily Index Closing Value of the Underlying Index and the daily Contract Price of the Underlying Futures Contract for the same periods, respectively. The Index Closing Value on January 16, 2015 was 267.1545. The Contract Price on January 16, 2015 was $63.97. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The Index Closing Value and the Contract Prices on the Pricing Date and the Valuation Date will be determined with reference to the prices published by the Index Publisher and the Relevant Exchange in accordance with the provisions set forth herein, respectively, rather than the prices published by Bloomberg Financial Markets on such dates. The historical performance of the Underlying Index and the Underlying Futures Contract set out in the tables and graphs below should not be taken as an indication of their future performance. We cannot give you any assurance that the Underlying Index will outperform the Underlying Futures Contract so that you will not suffer a loss on your investment in the Securities. The value of the Underlying Index and the price of the Underlying Futures Contract may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

S&P GSCI™ Crude Oil Index - Excess Return High and Low Index Closing Values and End-of-Quarter Index Closing Values January 1, 2010 through January 16, 2015
	High	Low	Period End
2010
First Quarter	580.7973	494.2745	575.7510
Second Quarter	596.9223	444.4116	480.7402
Third Quarter	521.3389	449.7758	494.2388
Fourth Quarter	553.5523	490.9833	552.7660
2011
First Quarter	607.1437	503.8268	607.1437
Second Quarter	644.4647	506.8806	533.7882
Third Quarter	556.0875	438.3955	438.3955
Fourth Quarter	567.1342	418.8559	545.2173
2012
First Quarter	601.9905	530.5137	562.3674
Second Quarter	576.7051	419.0127	458.2227
Third Quarter	529.9358	451.6967	491.8431
Fourth Quarter	493.3903	448.5244	481.9584
2013
First Quarter	511.6316	468.0970	502.6795
Second Quarter	505.8752	448.0953	495.0573
Third Quarter	572.0864	502.3888	533.9717
Fourth Quarter	543.2078	480.0819	510.6378
2014
First Quarter	545.7297	475.5971	530.6062
Second Quarter	571.2074	520.3681	563.4010
Third Quarter	563.2406	496.6154	498.5767
Fourth Quarter	497.7563	293.2265	293.2265
2015
First Quarter (through January 16, 2015)	293.2265	252.7290	267.1545

S&P GSCI™ Crude Oil Index - Excess Return Daily Index Closing Values January 1, 2010 through January 16, 2015

February 2018 West Texas Intermediate Light Sweet Crude Oil Futures Contract
High and Low Contract Prices and End-of-Quarter Prices
November 17, 2012 through January 16, 2015
(stated in U.S. dollars per barrel)

February 2018 West Texas Intermediate Light Sweet Crude Oil Futures Contract	High ($)	Low ($)	Period End ($)
2012
Fourth Quarter (beginning on November 17, 2012)	87.02	84.53	86.30
2013
First Quarter	86.52	83.54	84.79
Second Quarter	85.50	79.44	80.34
Third Quarter	83.25	79.95	82.41
Fourth Quarter	82.79	79.33	79.54
2014
First Quarter	81.59	76.71	80.61
Second Quarter	88.52	80.83	88.52
Third Quarter	89.89	84.64	84.64
Fourth Quarter	84.66	64.92	67.91
2015
First Quarter (through January 16, 2015)	67.91	62.99	63.97

West Texas Intermediate Light Sweet Crude Oil Futures Contracts Daily Closing Prices – November 17, 2012 to January 16, 2015

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in the Underlying Index, the Underlying Futures Contract or

positions in any other available instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Index Value and/or decrease the Initial Contract Price and, as a result, could adversely affect the values at which the Underlying Index and the Underlying Futures Contract must be on the Valuation Date so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Valuation Date, by purchasing and selling futures contracts referenced by the Underlying Index and/or the Underlying Futures Contract or positions in any other available instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the Index Closing Value or the Contract Price, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement. Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent a fixed sales commission of $    for each Security they sell. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities, the futures contracts referenced by the Underlying Index or the Underlying Futures Contract or other instruments related to the Underlying Index or the Underlying Futures Contract in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply the securities:

Brazil

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.
This discussion applies only to initial investors in the Securities who:

•      purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

• hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities or commodities;
• investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;

•      tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•      persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.

Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•      a citizen or individual resident of the United States;
•      a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of a Security should be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of a Security would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter. Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. It is possible, for example, that a Security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue OID as income on a current basis.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;
•      a foreign corporation; or
•      a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•      a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
•      certain former citizens or residents of the United States; or
•      a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of a Security

As discussed above in “―General,” a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes and the discussion herein assumes such treatment except where specifically noted.

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, subject to the discussion below regarding FATCA, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

•      the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•      the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•      the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
•      the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Securities as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. If the Securities were recharacterized as debt instruments, this legislation may apply to any payment of amounts treated as interest, and for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of the Securities. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.